Exhibit 28 (j) under Form N-1A

Exhibit 23 under item 601/REG. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 63 to the Registration Statement (Form N-1A, No. 2-75366) of Federated Hermes Government Income Trust (formerly, Federated Government Income Trust), and to the incorporation by reference of our report, dated March 24, 2021, on Federated Hermes Government Income Fund (formerly, Federated Government Income Trust) included in the Annual Shareholder Report for the fiscal year ended January 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 24, 2021